Exhibit 99.1

For Immediate Release

Behringer Harvard Buys Bank of America Plaza in Charlotte

DALLAS, November 10, 2006 — Behringer Harvard announced today its acquisition of Bank of America Plaza, a 40-story Class A office tower and prominent landmark in the prestigious Uptown central business district submarket of Charlotte, N.C.

“We’re pleased to acquire this core and stable asset in an important financial center of the country that is experiencing declining vacancy rates and rising rental rates,” said Robert M. Behringer, chairman and CEO of Behringer Harvard. “We expect the creditworthy tenancy in the building, combined with the strong fundamentals of the surrounding real estate market, to provide stable cash flow that will benefit investors in our flagship core office REIT fund.”

Located on a 2.8-acre site at the intersection of Trade and Tryon streets, the building is at the epicenter of Charlotte’s vibrant central business district. The tower provides a direct connection to the adjacent Omni Hotel and is accessible via the skyway crossing Trade Street, Fourth Street and College Street. The property is within walking distance of the Charlotte Bobcats arena, the Charlotte Convention Center and Bank of America Stadium. Situated within one mile of Interstate 77 and Interstate 277, the building also provides convenient access to the Charlotte Douglas International Airport.

The approximately 887,000-square-foot Bank of America Plaza was constructed in 1974. It combines 20 specialty shops occupying 75,000 square feet of retail space with over 812,000 square feet of rentable office space and fitness facilities. A below-grade parking garage supplies ample parking with space for 456 vehicles. The property also leases a nearby five-level Autopark garage, providing 730 additional parking spaces.

Bank of America Plaza was acquired by Behringer Harvard REIT I, Inc., which also owns assets in Chicago, Atlanta, Houston, Denver, Philadelphia, Washington, D.C., Baltimore and Los Angeles, among other cities.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

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This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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